PRESS RELEASE

FOR IMMEDIATE RELEASE

12-22

Contacts:	Derrick Jensen, CFO
Investors - Kip Rupp, CFA
Media - Reba Reid
Quanta Services, Inc.
713-629-7600

QUANTA SERVICES REPORTS 2012 THIRD QUARTER RESULTS

Record Quarterly Revenue & Operating Income

Revenues Increase 35% to $1.69 Billion

Raises Full Year 2012 Guidance

HOUSTON, Oct. 31, 2012 — Quanta Services, Inc. (NYSE: PWR) today announced results for the three and nine months ended Sept. 30, 2012. Revenues in the third quarter of 2012 were $1.69 billion compared to revenues of $1.25 billion in the third quarter of 2011. Net income attributable to common stock was $96.4 million, or $0.45 per diluted share, in the third quarter of 2012, versus $52.0 million, or $0.25 per diluted share, in the third quarter of 2011. Included in net income attributable to common stock for the third quarter of 2012 was $7.1 million of income, or a net benefit of $0.03 per diluted share, from the release of income tax contingencies. Adjusted diluted earnings per share (a non-GAAP measure) were $0.48 for the third quarter of 2012 compared to $0.29 in the third quarter of 2011. Adjusted diluted earnings per share are GAAP diluted earnings per share before the impact of the release of tax contingencies as well as non-cash items such as amortization of intangible assets and non-cash compensation expense, all net of tax, as shown in the detailed reconciliation in the attached table.

“Our strong results are indicative of sound execution and increasing demand for our services, as well as the confidence our customers continue to have in Quanta,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Revenues from our electric power segment grew 32 percent in the third quarter and, as anticipated, the results of our natural gas and pipeline segment continued to improve despite an absence of large-diameter pipeline projects. We are focused on a solid finish to 2012 and looking forward to a strong 2013.”

Revenues for the nine months ended Sept. 30, 2012, were $4.63 billion compared to revenues of $3.11 billion in the nine months ended Sept. 30, 2011. For the first nine months of 2012, net income attributable to common stock was $207.6 million, or $0.98 per diluted share. Included in net income attributable to common stock for the first nine months of 2012 are the previously discussed benefits from the release of income tax contingencies. The 2012 results compare to net income attributable to common stock of $66.2 million, or $0.31 per diluted share, for the first nine months of last year. Adjusted diluted earnings per share were $1.10 for the nine months ended Sept. 30, 2012, compared to $0.43 for the nine months ended Sept. 30, 2011. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

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RECENT HIGHLIGHTS

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Secured Contract for Nation’s Longest Energized Transmission Line Reconductor - In September, Quanta announced that American Electric Power (AEP) selected the company to rebuild 66 miles of a 345-kilovolt power line near Corpus Christi, Texas. Quanta is performing this work in an energized state utilizing proprietary processes and equipment to avoid service outages to AEP’s customers during construction. This project is the first of five phases of energized transmission upgrades AEP has planned in the area, which are projected for completion by March 2016. Once completed, this first phase will represent the longest span of transmission line in the United States rebuilt in an energized state.

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Selected for Eldorado-Ivanpah Transmission Project & Red Bluff Substation Project - In August, Quanta announced that Southern California Edison (SCE) selected PAR Electrical Contractors Inc. (PAR), a Quanta Services company, to install transmission infrastructure for SCE’s Eldorado-Ivanpah Transmission Project. Quanta’s scope of services for the project includes the replacement of a portion of an existing 115-kilovolt electric transmission line with 35 miles of double-circuit, 220-kilovolt electric transmission line. In addition, SCE selected PAR to construct its Red Bluff Substation Project in eastern Riverside County, Calif. Under the contract, PAR is also constructing the two transmission line segments associated with the substation.

OUTLOOK

The overall outlook for Quanta’s business is positive. However, the company’s customers continue to experience regulatory and permitting challenges on projects, and economic conditions continue to create uncertainty. It is difficult for management to predict the timing or extent of the impact that these issues may have on demand for Quanta’s services, particularly in the near-term. The following forward-looking statements are based on current expectations, and actual results may differ materially.

As a result of Quanta’s strong performance in the third quarter and improved visibility in the fourth quarter, the company is raising its financial forecast for the fourth quarter and full year of 2012. Quanta expects revenues for the fourth quarter of 2012 to range between $1.55 billion and $1.65 billion and diluted earnings per share to be $0.37 to $0.39. Included in our estimate of GAAP diluted earnings per share for the fourth quarter of 2012 is a net tax benefit of approximately $0.02 per share associated with certain tax contingency releases due to the expiration of certain statutes of limitations during the fourth quarter. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the fourth quarter of 2012 to be $0.40 to $0.42. This non-GAAP measure is estimated on a similar basis as the calculations of historical adjusted diluted earnings per share presented in this press release. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $9.1 million and $6.9 million for the fourth quarter of 2012.

Quanta expects revenues for the full year 2012 to range between $6.2 billion and $6.3 billion. Diluted earnings per share for the full year 2012 are estimated to be between $1.35 and $1.37. Quanta expects adjusted diluted earnings per share for the full year 2012 to range from $1.50 to $1.52. Quanta’s previous full-year 2012 revenues, diluted earnings per share and adjusted diluted earnings per share forecast was $5.9 billion to $6.1 billion, $1.15 to $1.25 and $1.35 to $1.45.

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NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for Oct. 31, 2012, at 9:30 a.m. Eastern Time. To participate in the call, dial 480-629-9866 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through Nov. 7, 2012, and may be accessed at 303-590-3030, using the pass code 4572253#. For more information, please contact Kip Rupp, vice president - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries in North American and in certain international markets. Quanta’s comprehensive services include designing, installing, repairing and maintaining network infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in certain markets and offers related design, procurement, construction and maintenance services. With operations throughout North America and in certain international markets, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues, earnings per share, margins, capital expenditures and other projections of financial and operating results; expectations regarding our business outlook, growth or opportunities in particular markets; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the business plans or financial condition of our customers; and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results, including as a result of weather, site conditions, project schedules, regulatory and environmental restrictions, bidding and spending patterns and other factors that may affect the timing of or productivity on projects; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues or capital constraints that may impact our customers; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts; the ability to obtain awards of projects on which we bid or are otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the ability to generate internal growth; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of an increase in the liability associated with Quanta’s partial withdrawal in the fourth quarter of 2011 from a multi-employer pension plan, including as a result of successful legal challenges by the pension plan; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured or not insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage, the exclusion of coverage for certain losses, or potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for actions or omissions by our partners; our failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; the future development of natural resources in shale areas; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, potentially resulting in project delays or cancellations; budgetary or other constraints that may reduce or eliminate government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the Foreign Corrupt Practices Act; the ability to successfully identify and complete acquisitions, to effectively integrate acquired businesses and their operations, and to realize potential synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; the adverse impact of impairments of investments in third parties; growth outpacing our decentralized management infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; the impact of a unionized workforce on operations and the ability to complete future acquisitions; potential liabilities relating to occupational health and safety matters; our dependence on suppliers, subcontractors and equipment manufacturers and their ability to perform their obligations; risks associated with Quanta’s fiber optic licensing business, including regulatory changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the potential impact of incurring additional healthcare costs arising from federal healthcare reform, and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Nine Months Ended September 30, 2012 and 2011 (In thousands, except per share information) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$1,685,201	$1,250,819	$4,627,074	$3,110,692
Cost of services (including depreciation)	1,404,767	1,056,129	3,915,718	2,691,021

Gross profit	280,434	194,690	711,356	419,671
Selling, general and administrative expenses	124,276	92,414	345,633	273,444
Amortization of intangible assets	10,504	8,295	29,447	21,432

Operating income	145,654	93,981	336,276	124,795
Interest expense	(967)	(738)	(2,510)	(1,248)
Interest income	384	226	1,179	761
Other income (expense), net	1,138	(528)	993	(394)

Income before income taxes	146,209	92,941	335,938	123,914
Provision for income taxes	45,353	37,341	115,291	50,306

Net income	100,856	55,600	220,647	73,608
Less: Net income attributable to noncontrolling interests	4,458	3,606	13,004	7,407

Net income attributable to common stock	$96,398	$51,994	$207,643	$66,201

Earnings per share attributable to common stock:
Basic earnings per share	$0.45	$0.25	$0.98	$0.31

Diluted earnings per share	$0.45	$0.25	$0.98	$0.31

Weighted average shares used in computing earnings per share:
Basic	213,150	210,583	212,564	213,400

Diluted	213,242	210,692	212,650	214,055

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$128,210	$315,349
Accounts receivable, net	1,441,021	1,066,273
Costs and estimated earnings in excess of billings on uncompleted contracts	378,958	206,159
Inventories	55,916	71,416
Prepaid expenses and other current assets	132,322	105,957

Total current assets	2,136,427	1,765,154
PROPERTY AND EQUIPMENT, net	1,057,046	971,696
OTHER ASSETS, net	191,896	153,830
OTHER INTANGIBLE ASSETS, net	199,085	207,224
GOODWILL	1,670,816	1,601,210

Total assets	$5,255,270	$4,699,114

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Notes payable	$19	$56
Accounts payable and accrued expenses	771,506	618,925
Billings in excess of costs and estimated earnings on uncompleted contracts	153,827	162,095

Total current liabilities	925,352	781,076
LONG-TERM DEBT	125,000	—
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	534,674	528,775

Total liabilities	1,585,026	1,309,851

TOTAL STOCKHOLDERS’ EQUITY	3,662,899	3,381,952
NONCONTROLLING INTERESTS	7,345	7,311

TOTAL EQUITY	3,670,244	3,389,263

Total liabilities and equity	$5,255,270	$4,699,114

Quanta Services, Inc. and Subsidiaries Supplemental Data (Unaudited)

Segment Results

Quanta reports its results under four reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services, (3) Telecommunications Infrastructure Services and (4) Fiber Optic Licensing, as set forth below (in thousands, except percentages).

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
Revenues:
Electric Power	$1,089,256	64.6%	$822,689	65.8%	$3,037,000	65.6%	$2,056,232	66.1%
Natural Gas and Pipeline	397,459	23.6	259,014	20.7	1,096,247	23.8	645,495	20.8
Telecommunications	169,858	10.1	140,679	11.2	409,436	8.8	326,494	10.5
Fiber Optic Licensing	28,628	1.7	28,437	2.3	84,391	1.8	82,471	2.6

Consolidated revenues	$1,685,201	100.0%	$1,250,819	100.0%	$4,627,074	100.0%	$3,110,692	100.0%

Operating income (loss):
Electric Power	$136,378	12.5%	$100,199	12.2%	$356,863	11.8%	$198,661	9.7%
Natural Gas and Pipeline	23,207	5.8	(4,035)	(1.6)	27,498	2.5	(42,263)	(6.5)
Telecommunications	22,224	13.1	15,832	11.3	44,420	10.8	21,238	6.5
Fiber Optic Licensing	14,092	49.2	14,231	50.0	42,919	50.9	39,448	47.8
Corporate and Non-Allocated Costs	(50,247)	N/A	(32,246)	N/A	(135,424)	N/A	(92,289)	N/A

Consolidated operating income	$145,654	8.6%	$93,981	7.5%	$336,276	7.3%	$124,795	4.0%

Backlog

Backlog represents the amount of revenue that Quanta expects to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. Backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. Quanta estimates the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. Generally, Quanta’s customers are not contractually committed to specific volumes of services under Quanta’s MSAs, and many of the company’s contracts may be terminated with notice. There can be no assurance as to Quanta’s customers’ requirements or that Quanta’s estimates are accurate. In addition, many of Quanta’s MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, Quanta has included future renewal options only to the extent that the renewals can reasonably be expected to occur.

The following table presents Quanta’s total backlog by reportable segment as of Sept. 30, 2012, Sept. 30, 2011, and Dec. 31, 2011 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	September 30, 2012		September 30, 2011		December 31, 2011
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power	$2,857.2	$4,803.9	$2,321.2	$4,856.3	$2,365.5	$4,960.0
Natural Gas and Pipeline	867.5	1,517.7	687.9	1,366.0	768.2	1,347.2
Telecommunications	349.0	519.4	328.3	530.5	336.0	529.5
Fiber Optic Licensing	97.7	431.5	101.6	418.6	102.8	402.0

Total	$4,171.4	$7,272.5	$3,439.0	$7,171.4	$3,572.5	$7,238.7

Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

For the Three and Nine Months Ended September 30, 2012 and 2011

(In thousands, except per share information)

(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period, (iii) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period, and (iv) tax contingency releases vary period to period depending on the level of reserves for uncertain tax positions and the expiration dates of various federal and state tax statutes of limitations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Adjusted diluted earnings per share:
Net income attributable to common stock (GAAP as reported)	$96,398	$51,994	$207,643	$66,201
Adjustments:
Impact of tax contingency releases (a)	(7,139)	—	(7,139)	—
Acquisition costs, net of tax	1,060	632	1,961	632

Adjusted net income attributable to common stock before certain non-cash adjustments	90,319	52,626	202,465	66,833
Non-cash stock-based compensation, net of tax	4,354	2,877	13,245	9,889
Amortization of intangible assets, net of tax	6,871	5,621	19,234	14,311

Adjusted net income attributable to common stock for adjusted diluted earnings per share	$101,544	$61,124	$234,944	$91,033

Calculation of weighted average shares for adjusted diluted earnings per share:
Weighted average shares outstanding for basic earnings per share	213,150	210,583	212,564	213,400
Effect of dilutive stock options	92	109	86	128
Effect of shares held in escrow	—	—	—	527

Weighted average shares outstanding for adjusted diluted earnings per share	213,242	210,692	212,650	214,055

Adjusted diluted earnings per share	$0.48	$0.29	$1.10	$0.43

(a)	Reflects the elimination of tax benefits primarily associated with the expiration of various federal and state tax statutes of limitations during the third quarter of 2012.